Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. (SST II) Enters Michigan Market;

Acquires Three Properties for $11.9 Million

LADERA RANCH, Calif. – May 12, 2015–Strategic Storage Trust II, Inc. (SST II) – a public non-traded REIT that focuses on stabilized self storage properties – recently closed on three properties totaling approximately 1,720 units and approximately 197,400 net rentable square feet for approximately $11.9 million. These facilities will be re-branded under the SmartStop® Self Storage trade name.

“These assets are ideally located within the Detroit metropolitan region, which holds roughly one-half of Michigan’s population,” said H. Michael Schwartz, chairman and CEO of SST II. “We decided to enter the Michigan market due to the self storage sector’s strong performance throughout the state. We will continue to acquire facilities in this region.”

The approximately 730-unit Troy, Michigan property is located at 262 East Maple Rd. The facility sits on approximately 4.62 acres and contains approximately 82,200 rentable square feet of self storage space. Built in 1988 and located approximately 28 miles from Detroit, the eight building facility was approximately 90% occupied at acquisition. SST II purchased the property for approximately $4.8 million.

Built in 1996, the approximately 500-unit Warren, Michigan property is located at 27203 Groesbeck Hwy. The facility sits on approximately 4.82 acres and contains approximately 63,100 rentable square feet of self storage space. Located approximately 25 miles from Detroit, the eight building property was approximately 80% occupied at acquisition. SST II purchased the property for $3.4 million.

The second acquisition in Warren, Michigan is an approximately 490-unit facility located at 24623 Ryan Rd. The facility sits on approximately 3.77 acres and contains approximately 52,100 rentable square feet of self storage space. Built in 1987, the 10 building facility was approximately 86% occupied at acquisition. SST II purchased the property for approximately $3.6 million.

“We look forward to implementing our capital expenditures program at these locations and improving the general quality of the facilities,” said Wayne Johnson, senior vice president of acquisitions for SST II. “This should result in better performance at all the locations.”

About Strategic Storage Trust II, Inc. (SST II)

Strategic Storage Trust II, Inc. (SST II) is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio includes approximately 16,060 self storage units and 1.8 million rentable square feet of storage space. All properties acquired by SST II will be branded under SmartStop® Self Storage trade name.

About SmartStop Self Storage, Inc. (formerly Strategic Storage Trust Inc.)

SmartStop Self Storage, Inc. (SmartStop®) is a fully integrated, self-administered and self-managed self storage company, which owns/operates 167 self storage properties in 21 states and Toronto, Canada. SmartStop® is a diversified real estate company that focuses on acquisition, advisory, asset management and property management services for self storage properties. SmartStop® is the sponsor of SST II, and Strategic Storage Growth Trust, Inc., a public non-traded REIT that focuses on growth-oriented self storage properties. SmartStop® facilities offer affordable, accessible and secure storage units for residential and commercial customers. In addition, SmartStop® offers secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. SmartStop® was recently ranked the seventh largest owner/operator in the United States by Mini-Storage Messenger Magazine.

To view SmartStop®’s self storage locations or to find self storage solutions at a nearby storage facility, visit https://SmartStopSelfStorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.